Exhibit 99.3

Contact: L3 Technologies
Corporate Communications
212-697-1111

For Immediate Release

L3 Technologies, Inc. Announces the Pricing Terms of Its Tender Offers for Any and All of its Outstanding 5.20% Senior Notes due 2019 and its Outstanding 4.75% Senior Notes due 2020

NEW YORK, June 5, 2018 – L3 Technologies, Inc. (NYSE:LLL) (“L3”) announced today the pricing terms of the previously announced cash tender offers (the “Tender Offers”) for any and all of the $1,000,000,000 outstanding aggregate principal amount of its 5.20% Senior Notes due 2019 (the “2019 Notes”) and any and all of the $800,000,000 outstanding aggregate principal amount of its 4.75% Senior Notes due 2020 (together with the 2019 Notes, the “Notes”).

Certain information regarding the Notes and the pricing for the Tender Offers is set forth in the table below.

Title of Security	CUSIP Number	Aggregate Principal Amount Outstanding	U.S. Treasury Reference Security	Bloomberg Reference Page	Reference Treasury Yield	Fixed Spread	Tender Offer Consideration(1)(2)
5.20% Senior Notes due 2019	502413AY3	$1,000,000,000	1.00% U.S.T. due October 15, 2019	FIT4	2.420%	+30 bps	$1,032.82
4.75% Senior Notes due 2020	502413AZ0	$800,000,000	2.50% U.S.T. due May 31, 2020	FIT1	2.488%	+25 bps	$1,040.92

(1)	Per $1,000 principal amount.
(2)	Tender Offer Consideration (as defined below) calculated on the basis of pricing for the applicable Reference U.S. Treasury Security as of 2:00 p.m., New York City time, on June 5, 2018.

The Tender Offers consist of offers on the terms and conditions set forth in the Offer to Purchase and the related letter of transmittal and notice of guaranteed delivery (as they may each be amended or supplemented from time to time, the “Tender Offer Documents”), to purchase for cash any and all of the Notes.

L3 Prices Tender Offers	Page 2

The Tender Offers will expire at 5:00 p.m., New York City time, on June 5, 2018, unless extended or earlier terminated (such time and date, as the same may be extended, the “Expiration Date”). Holders of Notes must validly tender (including by notice of guaranteed delivery) and not validly withdraw their Notes prior to or at the Expiration Date to be eligible to receive the Tender Offer Consideration.

Holders who validly tender their Notes may validly withdraw their tendered Notes at any time prior to the earlier of (i) the Expiration Date and (ii) if the Tender Offers are extended, the 10th business day after commencement of the Tender Offers. Notes may also be validly withdrawn at any time after the 60th business day after commencement of the Tender Offers if for any reason the Tender Offers have not been consummated by that date.

The “Tender Offer Consideration” listed in the table above for each $1,000 principal amount of Notes validly tendered and accepted for purchase pursuant to the Tender Offers was determined in the manner described in the Tender Offer Documents by reference to a fixed spread specified in the table above with respect to each series of Notes plus the yield based on the bid-side price of the U.S. Treasury Reference Security specified in the table above with respect to each series of Notes as of 2:00 p.m., New York City time, on June 5, 2018.

Holders will also receive accrued and unpaid interest on Notes validly tendered and accepted for purchase from the last interest payment date up to, but not including, the date the Company initially makes payment for such Notes, which date is anticipated to be June 6, 2018 (the “Settlement Date”). Notes tendered by notice of guaranteed delivery and accepted for purchase will be purchased on the third business day after the Expiration Date but payment of accrued interest on such Notes will only be made to, but not including, the Settlement Date.

L3 intends to fund the purchase price for the Notes tendered in the Tender Offers with the proceeds from a concurrent offering of senior notes (the “New Notes “) and cash on hand. The Tender Offers are contingent upon the receipt of the net proceeds from the offering of the New Notes Offering (unless waived). Additional terms and conditions of the Tender Offers are set forth in the Tender Offer Documents.

Holders are urged to read the Tender Offer Documents carefully before making any decision with respect to the Tender Offers. Copies of the Tender Offer Documents are available at http://www.dfking.com/L3 or may be obtained from D.F. King & Co., Inc., the Information Agent for the Tender Offers, at (866) 304-5477 (toll-free) or (212) 269-5550 (banks and brokers). Questions regarding the Tender Offers may be directed to the Dealer Manager for the Tender Offers, BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 387-3907 (collect).

This press release is neither an offer to purchase nor a solicitation to buy any of the Notes, the New Notes or any other securities of L3, nor is it a solicitation for acceptance of the Tender Offers. L3 is making the Tender Offers only by, and pursuant to the terms of, the Tender Offer Documents. The Tender Offers are not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of L3, the Dealer Manager, the Tender Agent or the Information Agent makes any recommendation in connection with the Tender Offers.

Headquartered in New York City, L3 Technologies employs approximately 31,000 people worldwide and is a leading provider of a broad range of communication, electronic and sensor systems used on military, homeland security and commercial platforms. L3 is also a prime contractor in aerospace systems, security and detection systems, and pilot training. The company reported 2017 sales of $9.6 billion.

L3 Prices Tender Offers	Page 3

To learn more about L3, please visit the company’s website at www.L3T.com. L3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L3 is routinely posted on the company’s website and is readily accessible. Unless otherwise specified in the Offer to Purchase, information posted on our website does not constitute a part of the Tender Offers.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “will,” “could” and similar expressions are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company’s Safe Harbor Compliance Statement for Forward-Looking Statements included in the company’s recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.

# # #